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                                                                   EXHIBIT 99.1



BLUE VALLEY BAN CORP                                    NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128           CONTACT:     Mark A. Fortino
                                                        Chief Financial Officer
                                                        (913) 338-1000



For Immediate Release Thursday, November 2, 2006


       BLUE VALLEY BAN CORP ANNOUNCES ACQUISITION OF UNISON BANCORP, INC.

Overland Park, Kansas, November 2nd 2006 -- Blue Valley Ban Corp (OTCBB: BVBC) ("Blue Valley") today announced the signing of a definitive Agreement and Plan of Merger for the acquisition of Unison Bancorp, Inc. ("Unison"), the holding company for Western National Bank of Lenexa, Kansas. Subsequent to the acquisition, Blue Valley intends to merge Western National Bank with and into the Bank of Blue Valley. This transaction continues Blue Valley's expansion in Johnson County and represents its first presence in Lenexa.

Under the terms of the merger agreement, shareholders of Unison will receive aggregate consideration of approximately $10.2 million in cash. The transaction is subject to the satisfaction of certain conditions, including Unison stockholder and regulatory approval, and is expected to close during the first quarter of 2007. Western National Bank, with assets of approximately $40 million, is located at 95th and Lackman Road in Lenexa, Kansas.

"We are very pleased to announce this transaction," remarked Bob Regnier, President and Chief Executive Officer of Blue Valley. "This transaction provides us with the opportunity to enter the Lenexa marketplace, which we consider to be a very attractive opportunity for our organization. Western National Bank has a good base of business that we believe we can build upon."

Lynn Mitchelson, Chairman of the Board of Unison, stated "We believe this transaction provides good value for our shareholders and that Blue Valley will provide our customers with a continued high level of service from a locally-based organization."


ABOUT BLUE VALLEY BAN CORP

Blue Valley Ban Corp is a $685 million commercial bank holding company that, through its subsidiaries, provides banking services to business, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages nationwide through its InternetMortgage.com website. It is headquartered in Overland Park, Kansas and has 5 locations and 237 employees. It operates full service banking branches located in Overland Park, Leawood, Olathe and Shawnee, Kansas. It is the eighth largest bank in the greater Kansas City metropolitan area as of June 30th 2006. The Bank of Blue Valley's web site is www.bankbv.com.